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FEDERAL REALTY INVESTMENT TRUST WELCOMES DAN GUGLIELMONE AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & TREASURER

ROCKVILLE, Md., July 13, 2016 /PRNewswire/ -- Federal Realty Investment Trust is pleased to announce the appointment of Dan Guglielmone to the position of Executive Vice President, Chief Financial Officer & Treasurer, effective August 15, 2016. In this role, Mr. Guglielmone will be a member of the Firm’s Executive and Investment Committees and will be responsible for all capital markets activity along with east coast acquisitions. In addition, he will be responsible for the oversight of the accounting, financial reporting and investor relations functions. Dan will be based at Federal’s Headquarters in Rockville, Md.

Mr. Guglielmone comes from real estate powerhouse Vornado Realty Trust where he has served since 2003 as its Senior Vice President, Acquisitions and Capital Markets. Prior to his time at Vornado, Dan spent 10 years in Investment Banking in the Real Estate and Lodging Group at Salomon Smith Barney/Citigroup in New York. Mr. Guglielmone holds a Bachelors in Applied Economics from Cornell University and a Masters in Management with a Concentration in Finance from the Kellogg School at Northwestern University. He is an active member of the Real Estate Board of New York (REBNY) as well as the International Council of Shopping Centers (ICSC) and was a member of the Toys "R" Us Board from 2013 through 2015.

“I couldn’t be more pleased that we were able to attract such a well-respected 25 year commercial real estate veteran to our senior ranks” said Donald C. Wood, Federal Realty’s President and Chief Executive Officer. “Dan’s breadth of experience from both investment banking at a top tier firm and one of the largest and most respected commercial real estate firms in the country, will complement both our existing team and the growing needs and expectations of our fast expanding platform over the next decade and beyond.”

FEDERAL REALTY INVESTMENT TRUST WELCOMES DAN GUGLIELMONE AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & TREASURER
July 13, 2016

About Federal Realty

Federal Realty is a recognized leader in the ownership, operation and redevelopment of high-quality retail based properties located primarily in major coastal markets from Washington, D.C. to Boston as well as San Francisco and Los Angeles. Founded in 1962, our mission is to deliver long term, sustainable growth through investing in densely populated, affluent communities where retail demand exceeds supply. Our expertise includes creating urban, mixed-use neighborhoods like Santana Row in San Jose, California, Pike & Rose in North Bethesda, Maryland and Assembly Row in Somerville, Massachusetts. These unique and vibrant environments that combine shopping, dining, living and working provide a destination experience valued by their respective communities. Federal Realty's 96 properties include over 2,800 tenants, in approximately 22 million square feet, and over 1,800 residential units.

Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 48 consecutive years, the longest record in the REIT industry. Federal Realty shares are traded on the NYSE under the symbol FRT. For additional information about Federal Realty and its properties, visit www.FederalRealty.com.